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                                                                 EXHIBIT 10.20.A


                            SURRENDER OF LEASE AND
                             TERMINATION AGREEMENT

THIS AGREEMENT is made and entered into this 2nd day of February, 1998 by and between IMAGE ENTERTAINMENT, INC., a California corporation ("Lessee") and P & R INVESTMENT COMPANY, a California General Partnership ("Lessor").

                                   RECITALS

     A. On or about December 1, 1993, Lessee and Lessor entered into a lease (the "Lease") for certain premises (the "Premises") located at 20350 Prairie St., Chatsworth, California.

     B. The Lease term was for six (6) years, commencing on April 1, 1994 and ending on March 31, 2000.

     C. Lessee desires to surrender the Lease and all rights to possession of the Premises and to release Lessor from all further obligations under the Lease, and Lessor desires to accept the surrender of the Lease and to release Lessee from all further obligations under the Lease (with certain exceptions) upon the terms and conditions set forth herein.

     NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

     1. Lessee agrees to surrender the Lease and deliver possession of the Premises to Lessor at 5:00 PM on August 31, 1998 (the "Termination Date") and Lessor agrees to accept such surrender of the Lease and possession of the Premises, subject to the terms and conditions set forth herein. Lessee can extend the termination date on a month-to-month basis by providing written notice to Lessor. However, this Surrender of Lease and Termination Agreement is deemed null and void if Lessee does not vacate premises by November 30, 1998.

     2. Lessee agrees to pay Rent and all other sums due under the Lease, and to continue to perform all of its obligations under the Lease, through the Termination Date. Any adjustments for real estate taxes, common area maintenance expenses or insurance which are to be made pursuant to the Lease shall be made effective as of the Termination Date or other date mutually agreed to by the parties if occupancy is surrendered at a date other than the Termination Date. Any sums due to Lessor by Lessee shall be paid at that time. Lessor may offset any sums due from Lessee against Lessee's security deposit, and the balance due, if any, shall be paid by Lessee to Lessor forthwith.

     3. Lessee agrees to surrender the Premises to Lessor in the condition provided under Paragraph 7.1 and 7.2 of the Lease. Additionally, prior to the Termination Date, Lessee shall, at its sole cost and expense, perform the following work to the Premises:

          a. Maintain and leave all doors, roll up and pedestrian, in good operating condition.

          b. Remove the Easterly metal canopy as required in subparagraph 5b on the Addendum to Lease.

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          c.   Provide to Lessor a copy of the final sign off inspection card for the office improvements at rear of premises.

          d.   Repair any non-operating HVAC units to a good working condition.

All such work shall be done in a good and workmanlike manner, and the Premises shall at all times be kept free from all mechanic's or materialmen's liens. Upon completion of the work, Lessee shall furnish Lessor evidence that the work has been fully paid for, including such lien releases or waivers as Lessor may reasonably require Lessor reserves the right to supervise the work.

     4. Provided that Lessee fully performs its obligations under this Agreement, Lessee's security deposit, after any offset as provided in Section 2 above, shall be returned to Lessee within thirty (30) days after the Termination Date.

     5.   Lessee represents and warrants to Lessor that:

          a. It has not assigned the Lease or any interest therein to any person or entity.

          b. It has not sublet the Premises or any part thereof to any person or entity.

          c. No person or entity other than Lessee is in possession of the Premises.

          d. It has not encumbered its interest in the Lease or caused such interest of the Premises to be subject to any voluntary security interest or lien except for inventory loans and their corresponding liens which shall be removed from the record title of the premises.

          e. It has not caused or suffered its interest in the Lease or the Premises to be subject to any involuntary lien, charge, claim or encumbrance.

          f. It has not caused or permitted any Hazardous Material (as defined herein) to be released, brought upon, stored, produced, emitted, disposed or used upon, about or beneath the Premises. Hazardous Material is defined as follows: any hazardous or toxic substance, material or waste which is regulated by any federal, state or local governmental authority including, without limitation, substances defined as "hazardous substances", "hazardous materials", "hazardous waste", or "toxic substances" in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other similar federal, state or local law.

     Lessee agrees that the foregoing representations and warranties shall also be true and correct as of the Termination Date. Lessee agrees to indemnify, defend and hold Lessor free and harmless from any and all claims, demands, costs, expenses, actions and other liabilities (including reasonable attorney's fees and costs) resulting from the untruthfulness or inaccuracy of any of the foregoing representations and warranties. This provision shall expressly survive the Termination of the Lease.

     6. Provided that Lessee fully performs all of its obligations under this Agreement, Lessor hereby releases and discharges Lessee from all further obligations under the Lease after the Termination Date, as respects to the Premises, except for those obligations and indemnifications under the Lease and this Agreement which expressly survive the termination or expiration of the Lease.

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     7.   Lessee shall pay to Lessor, on or before the Termination Date, the sum of Fifty Thousand Dollars ($50,000.00) which sum represents additional consideration for the early termination of the Lease.

     8. Lessee shall cooperate with Lessor so that Lessor may perform certain work to the premises during Lessee's occupancy without interfering with Lessee's use of the Premises and with no adjustment to Lessee's rent.

     9. Each individual executing this Surrender of Lease and Termination Agreement on behalf of Lessee represents and warrants that he or she is duly authorized to execute and deliver this Surrender of Lease and Termination Agreement on behalf of Lessee. Lessee shall, within thirty (30) days after execution of this document deliver a certified copy of a Corporation Resolution of Lessee adopting or confirming this Surrender of Lease and Termination Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

P & R INVESTMENT COMPANY                     IMAGE ENTERTAINMENT, INC.
a California General Partnership             A California corporation


/s/ SANFORD P. PARIS                         /s/ MARTIN W. GREENWALD
-------------------------------------        --------------------------------
Sanford P. Paris, General Partner            Martin Greenwald
                                             Its: President & CEO

/s/ MAX RAMBERG, Trustee
-------------------------------------
Max Ramberg, Trustee of The Max
and Constance Ramberg Trust of
1982 (Restated)
General Partner

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